SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of January 24, 2008 (this “Agreement”), between CONVERTED ORGANICS, INC., a Delaware corporation (the “Company), and the lenders identified on the signature page hereto (the “Lenders”).

WHEREAS, the Company and the Lenders are party to that certain Loan and Securities Purchase Agreement dated the date hereof (the “SPA”);

WHEREAS, it is intended hereby that all obligations of the Company to the Lenders under the Transaction Documents (as defined in the SPA) and other agreements to which the Company and Lenders are from time to time party be secured by the personal property assets of the Company herein described;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used herein without definition (by cross-reference or otherwise) shall have the meanings provided for such terms (by cross-reference or otherwise) in the SPA.

(b) The following capitalized terms, when used herein, shall have the meanings provided for such terms in Article 9 of the NYUCC (as hereafter defined): Accession, Account, Cash Proceeds, Certificate of Title, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, General Intangible, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Non-Cash Proceeds, Payment Intangible, Proceeds, Promissory Note, Software, Supporting Obligation, and Tangible Chattel Paper. Such terms (and those in the following clauses of this Section 1) shall include in the singular number the plural and in the plural number the singular. Nothing contained in this subsection (b) or otherwise in this Agreement shall be construed to mean that uncapitalized terms used herein which are defined in the UCC or the NYUCC shall not have the meanings ascribed to such terms in such statutes.

(c) The following capitalized terms, when used herein and not defined in Article 9 of the NYUCC, shall have the meanings provided therefor elsewhere in the NYUCC: Certificated Security, Letter of Credit, Securities Intermediary and Uncertificated Security.

(d) As used herein, the following capitalized terms shall have the following meanings:

“Event of Default” means any of the following: (i) any failure by the Company to pay, when due, any amount payable by it under any Transaction Document, (ii) any other material breach by the Company of any provision of any Transaction Document which is not cured within 30 days, (iii) any representation or warranty made by the Company in any Transaction Document, or otherwise in writing in connection with any such document, or in any certificate or statement furnished pursuant to or in connection with any such document, shall be breached or shall prove to be untrue in any material respect on the date as of which made; (iv) the occurrence of an Insolvency Event with respect to the Company; or (v) any other Event of Default (as defined in the terms and conditions of any relevant Transaction Document).

“Government Authority” shall mean any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Insolvency Event” means the occurrence of any of the following with respect to the Company or another Person: such Person shall make an assignment for the benefit of, or composition with, creditors or shall become insolvent or be unable, or generally fail, to pay its debts when due; or any bankruptcy, insolvency or other proceeding for the relief of financially distressed debtors shall be commenced with respect to such Person, or a receiver, liquidator, custodian or trustee shall be appointed for such Person or a substantial part of its assets, and, if any of the same shall occur involuntarily as to such Person, it shall not be dismissed, stayed or discharged within 60 days; or if any order for relief shall be entered against such Person under Title 11 of the United States Code entitled “Bankruptcy”; or such Person shall take any action to effect, or which indicates its acquiescence in, any of the foregoing; in each of the foregoing situations, whether under the laws of the United States or the analogous laws of any foreign jurisdiction.

“Loan Agreement” means each agreement (if, as and when executed by the Company and the Lenders) pursuant to or in connection with which any financial accommodation is extended by the Lenders to or on behalf of the Company, including, without limitation, the Debentures.

“NYUCC” means the Uniform Commercial Code of the State of New York (as currently in effect and as the same may from time to time hereafter be amended).

“Patents” means (i) all United States or other patents which the Company may from time to time possess or be otherwise entitled to use, and all licenses of United States or other patents which the Company may from time to time possess or be otherwise entitled to use (including without limitation the patents described in Section 8(f) hereof), (ii) all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iii) the right to sue for past, present and future infringements of the foregoing, and (iv) all rights corresponding to all of the foregoing throughout the world.

“Payment Default” means the failure by the Company to make any payment required to be made by it pursuant to any Transaction Document to which it is a party at the time when same is due (after giving effect to any applicable grace period).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, a not-for-profit corporation or other not-for-profit entity, a trust, an unincorporated association, a joint venture or other entity or a Government Authority.

“Secured Obligations” means all of the indebtedness, obligations and liabilities of the Company to the Lenders, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to one or more of the Transaction Documents.

“State” means the State of New York.

“Trademarks” means (i) all United States or other trademarks which the Company may from time to time possess or be otherwise entitled to use, together with the goodwill of the business connected with the use of, and symbolized by, such trademarks (together with the trademarks described in Section 8(f) hereof), (ii) all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iii) the right to sue for past, present and future infringements of the foregoing, and (iv) all rights corresponding to all of the foregoing throughout the world (excluding intent-to-use United States applications prior to their conversion into use-based applications).

(e) Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified from time to time with the consent of the Lenders.

(f) As used in this Agreement, the terms “including,” “including without limitation” and “such as” (and like terms) are illustrative and not limitative. No difference shall be imputed to the use in some places herein of “including” and in others of “including without limitation.” Phrases such as “hereof” and “herein” refer to the entire Agreement and not just the section or other portion in which said reference appears.

2. Grant of Security Interest. The Company hereby grants to the Lenders, to secure the payment and performance in full of all of the Secured Obligations, a security interest in and so pledges and assigns to the Lenders all the Company’s interest in Converted Organics of California and any and all assets that are acquired by the use of the funds from the Loan and Security Agreement. In addition, the Company grants the Lenders a security interest in the Company’s interest in Converted Organics of Woodbridge, LLC and all assets subordinate only to the current lien held by the holder of the current debt issued in connection with the initial plant of approximately $17,500,000, wherever located, whether now owned or hereafter acquired or arising, and all Proceeds and products thereof; all personal and fixture property of every kind and nature including without limitation all Goods (including Inventory, Equipment and any Accessions thereto), Instruments (including Promissory Notes), Documents, Accounts, Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper), Deposit Accounts, Letter-of-Credit Rights (whether or not the Letter of Credit is evidenced by a writing), Commercial Tort Claims, Investment Property, Supporting Obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, tort claims, and all General Intangibles (including all Payment Intangibles) (all of the same listed in this Section 2 being hereinafter called, the “Collateral”). The Lenders acknowledge that the attachment of its security interest in any Commercial Tort Claim as original collateral is subject to the Company’s compliance with Section 4(g).

3. Authorization to File Financing Statements. The Company hereby irrevocably authorizes the Lenders at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial Financing Statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Company or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the NYUCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the NYUCC for the sufficiency or filing office acceptance of any Financing Statement or amendment, including (i) whether the Company is an organization, the type of organization and any organization identification number issued to the Company and, (ii) in the case of a Financing Statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Company agrees to furnish any such information to the Lenders promptly upon request. To the extent the Lenders have previously filed any Financing Statement with respect to any Collateral, the Company ratifies, confirms and approves the filing of same by the Lenders.

4. Other Actions. To further insure the attachment, perfection and priority of, and the ability of the Lenders to enforce the Lenders’ security interest in the Collateral, the Company agrees, in each case at the Company’s own expense, to take the following actions with respect to the Collateral:

(a) Promissory Notes and Tangible Chattel Paper. If the Company shall at any time hold or acquire any Promissory Notes or Tangible Chattel Paper, the Company shall (when an Event of Default exists, unless required otherwise by another Loan Document) forthwith endorse, assign and deliver the same to the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Lenders may from time to time specify.

(b) Deposit Accounts. For each Deposit Account that the Company at any time opens or maintains, the Company shall, at the Lenders’ request made at any time while an Event of Default exists, pursuant to an agreement in form and substance satisfactory to the Lenders, either (1) cause the depositary bank to agree to comply at any time with instructions from the Lenders to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of the Company, or (2) arrange for the Lenders to become the customer of the depositary bank with respect to the Deposit Account, with the Company being permitted, only with the consent of the Lenders, to exercise rights to withdraw funds from such Deposit Account. The Lenders agree with the Company that the Lenders shall not give any such instructions or withhold any withdrawal rights from the Company unless a Payment Default exists (or would exist after giving effect to any such withdrawal). The provisions of this paragraph shall not apply to (i) any Deposit Account for which the Company, the depositary bank and the Lenders have entered into a cash collateral or “control” agreement specially negotiated among the Company, the depositary bank and the Lenders for the purpose set forth herein, (ii) Deposit Accounts for which the Lenders is the depositary and (iii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Company’s salaried employees.

(c) Investment Property. If the Company shall at any time hold or acquire any Certificated Securities, the Company shall forthwith endorse, assign and deliver the same to the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Lenders may from time to time specify. If any securities now or hereafter acquired by the Company are uncertificated and are issued to the Company or its nominee directly by the issuer thereof, the Company shall immediately notify the Lenders thereof and, at the Lenders’ request and option, pursuant to an agreement in form and substance satisfactory to the Lenders, cause the issuer to agree to comply with instructions from the Lenders as to such securities, without further consent of the Company or such nominee. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by the Company are held by the Company or its nominee through a Securities Intermediary or Commodity Intermediary, the Company shall immediately notify the Lenders thereof and, at the Lenders’ request and option, pursuant to an agreement in form and substance satisfactory to the Lenders, either (i) cause such Securities Intermediary or (as the case may be) Commodity Intermediary to agree to comply with entitlement orders or other instructions from the Lenders to such Securities Intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Lenders to such Commodity Intermediary, in each case without further consent of the Company or such nominee, or (ii) in the case of financial assets or other Investment Property held through a Securities Intermediary, arrange for the Lenders to become the entitlement holder with respect to such Investment Property, with the Company being permitted, only with the consent of the Lenders, to exercise rights to withdraw or otherwise deal with such Investment Property. The Lenders agrees with the Company that the Lenders shall not give any such entitlement orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Company, unless an Event of Default exists (or would exist after giving effect to any such investment or withdrawal). The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Lenders is the Securities Intermediary.

(d) Collateral in the Possession of a Bailee. If any goods are at any time in the possession of a bailee, the Company shall promptly notify the Lenders thereof and, if requested by the Lenders, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to the Lenders, that the bailee holds such Collateral for the benefit of the Lenders and shall act upon the instructions of the Lenders, without the further consent of the Company.

(e) Electronic Chattel Paper and Transferable Records. If the Company at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Company shall promptly notify the Lenders thereof and, at the request of the Lenders, shall take such action as the Lenders may reasonably request to vest in the Lenders control, under §9-105 of the NYUCC, of such Electronic Chattel Paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(f) Letter-of-Credit Rights. If the Company is at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Company, the Company shall promptly notify the Lenders thereof and, at the request and option of the Lenders at any time when an Event of Default exists, the Company shall, pursuant to an agreement in form and substance satisfactory to the Lenders, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lenders of the proceeds of any drawing under the letter of credit or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lenders agreeing, in each case, that the proceeds of any drawing under the letter to credit shall be held as collateral for the Secured Obligations.

(g) Commercial Tort Claims. If the Company shall at any time hold or acquire a Commercial Tort Claim, the Company shall immediately notify the Lenders in a writing signed by the Company of the brief details thereof and grant to the Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lenders.

(h) Other Actions as to any and all Collateral. The Company further agrees to take any other action reasonably requested by the Lenders to insure the attachment, perfection and first priority of, and the ability of the Lenders to enforce, the Lenders’ security interest in any and all of the Collateral including, without limitation, (1) executing, delivering and, where appropriate, filing Financing Statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Company’s signature thereon is required therefor, (2) causing the Lenders’ name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lenders to enforce, the Lenders’ security interest in such Collateral, (3) complying with any provision of any statute, regulation or treaty of the United States or any foreign jurisdiction to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of (or comparable concepts under the laws of the United States or any foreign jurisdiction), or ability of the Lenders to enforce, the Lenders’ security interest in such Collateral, (4) making such filings in the United States Copyright Office and the United States Patent and Trademark Office as the Lenders shall request to register, file or otherwise confirm Lenders’ security interest in intellectual property, or rights therein, held by the Company, (5) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (6) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lenders and (7) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

5. Conflicts; Other Jurisdictions. In the case of any direct conflict between the provisions of this Agreement and any other Transaction Document, whether governed by the laws of the United States, any state therein or any other jurisdiction, those provisions shall control which afford to the Secured Party the greater rights, security and indemnification. Without limiting the generality of the foregoing, the parties hereto acknowledge that the inclusion of supplemental rights or remedies in favor of the Secured Party with respect to any Collateral in any such Transaction Document shall not be deemed a conflict with this Agreement.

6. Representations and Warranties. The Company hereby makes the following representations and warranties to the Lenders, which representations and warranties shall survive the execution, delivery and performance of this Agreement and the other Transaction Documents:

(a) The Company is the owner of, or has other rights in, the Collateral, free from any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement and other liens permitted by the Transaction Documents or listed on Schedule 6(a) attached hereto.

(b) RESERVED.

(c) None of the account debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(d) The Company holds no Commercial Tort Claim.

(e) The Company has at all times operated its business in compliance with all applicable material provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

(f) On the date hereof, the Company does not hold or have any interest in (directly or through a nominee or through a Securities Intermediary or Commodity Intermediary) any Investment Property (whether Certificated Securities, Uncertificated Securities or otherwise).

(g) On the date hereof:

(i) the Company does not hold or otherwise have any interest in any Electronic Chattel Paper or any such transferable record.

(ii) the Company is not a beneficiary under a letter of credit issued in favor of the Company.

(iii) the Company possesses no rights in any material or significant copyrights, regardless of whether same have been registered with the United States Copyright Office or not.

7. Grant of License to Use Patent and Trademark Collateral. For the purpose of enabling the Lenders to exercise rights and remedies hereunder at such time (after the occurrence of an Event of Default) as the Lenders, without regard to this Section 7, shall be lawfully entitled to exercise such rights and remedies, the Company hereby grants to the Lenders (effective upon the occurrence of an Event of Default which has not been waived and only during the continuation of such Event of Default) an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, license or sublicense any Patent or Trademark now owned or hereafter acquired by the Company (or as to which Company is now or hereafter a licensee) and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

8. Special Provisions Concerning Trademarks and Patents.

(a) The Company (either itself or through licensees) will, for each Patent, not do any act, or omit to do any act, whereby any Patent which is material to the conduct of the Company’s business may become abandoned or dedicated.

(b) The Company shall notify the Lenders immediately if it knows or has reason to know that any application or registration relating to any Patent or Trademark which is material to the conduct of the Company’s business may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding the Company’s ownership of any Patent or Trademark which is material to the Company’s business, its right to register the same, or to keep and maintain the same.

(c) In no event shall the Company, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Lenders, and, upon request of the Lenders, executes and delivers any and all agreements, instruments, documents, and papers as the Lenders may request to evidence the Lenders’ security interest in such Patent or Trademark and the goodwill and general intangibles of the Company relating thereto or represented thereby, and the Company hereby constitutes the Lenders its attorney-in-fact after an Event of Default has occurred (which has not been waived and only during the continuation of such Event of Default) to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until the Secured Obligations are paid in full.

(d) The Company will take all necessary steps that are consistent with good business practices in any proceeding before the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application relating to the Patents (and to obtain the relevant registration) and to maintain each registration of each of the Patents which is material to the conduct of the Company’s business, including, without limitation, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

(e) In the event that any Collateral consisting of a Patent is infringed, misappropriated or diluted by a third party, the Company shall notify the Lenders within (30) days after it learns thereof and shall, if consistent with good business practice, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral consisting of a Patent.

(f) If, before the Secured Obligations have been satisfied in full, the Company obtains rights to any new trademark material to its business or new patent, or becomes entitled to the benefit of any trademark material to its business or patent application or patent for any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent, or any improvement on any Patent, or any Trademark, the provisions of Section 2 hereof shall automatically apply thereto and the Company shall give the Lenders prompt notice thereof in writing.

(g) The Company shall have the duty, through counsel reasonably acceptable to the Lenders, to prosecute diligently any patent or trademark application pending as of the date of this Agreement or thereafter until the Secured Obligations have been paid in full, to make application on unpatented but patentable inventions and to preserve and maintain all rights in patent and trademark applications; provided, however, that the Company shall have no obligation to make application on any unpatented but patentable inventions if making such application would be unnecessary or imprudent in the good faith business judgment of the Company. Any expenses incurred in connection with such an application shall be borne by the Company.

(h) The Lenders shall have the right but shall in no way be obligated to bring suit in its own name to enforce the Patents and Trademarks and any license thereunder, in which event the Company shall, at the request of the Lenders, do any and all lawful acts and execute any and all proper documents required by the Lenders in aid of such enforcement action and indemnify the Lenders for all costs and expenses incurred by the Lenders in the exercise of its rights under this Section (h).

(i) The Company represents and warrants that (x) it has no Patents or Trademarks which are material to the business or operations of the Company or otherwise important to the Company except such as are listed on Schedule 12 to the Perfection Certificate, and (y) it is not the holder, owner or licensee of any copyright (i) material to its business or (ii) which has been registered with the United States Copyright Office.

(j) Until the occurrence of an Event of Default, the Lenders hereby grants to the Company the exclusive, nontransferable right and license to use the Trademarks and to make, have made, use and sell the inventions disclosed and claimed in the Patents for the Company’s benefit and account and for none other. The Company agrees not to sell or assign its interest in, or grant any sublicense under, the license granted to the Company in this clause (j) without the prior written consent of the Lenders, which consent will not be unreasonably withheld or delayed.

9. Covenants Concerning Company’s Legal Status. The Company covenants with the Lenders as follows: (a) without providing at least 60 days prior written notice to the Lenders, the Company will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Company does not have an organizational identification number and later obtains one, the Company shall forthwith notify the Lenders of such organizational identification number, and (c) the Company will not change its type of organization, jurisdiction of organization or other legal structure.

10. Covenants Concerning Collateral, Etc. The Company further covenants with the Lenders as follows:

(a) The Collateral, to the extent not delivered to the Lenders pursuant to Section 4, will be kept at those locations listed on Schedule 10 hereto, and the Company will not remove the Collateral from such locations (except for the sale of Inventory in the ordinary course of the Company’s business) without providing at least 60 days (or such lesser number of days agreed to at the relevant time by the Lenders) prior written notice to the Lenders.

(b) Except for the security interest herein granted and liens permitted by the Transaction Documents: (1) the Company is and shall be the owner of or have other rights in the Collateral free from any lien, security interest or other encumbrance, and (2) the Company shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Lenders.

(c) The Company shall not pledge, mortgage or create, or suffer to exist a security interest in the Collateral in favor of any person other than the Lenders except for liens permitted by the Transaction Documents.

(d) The Company will keep the Collateral in good order and repair (reasonable wear and tear excepted) and will not use the same in violation of law or any policy of insurance thereon.

(e) The Company will permit the Lenders, or its designee, to inspect the Collateral (wherever located) at any reasonable time.

(f) The Company will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement (except for taxes, assessments and government charges which are being contested in good faith and by appropriate proceedings diligently conducted and the Company has set aside on its books adequate reserves therefor in accordance with generally accepted accounting principles).

(g) The Company will continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

(h) The Company will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (1) sales and leases of Inventory, and licenses of general intangibles, in the ordinary course of the Company’s business and (2) sales or other dispositions of obsolescent items of equipment in the ordinary course of business consistent with the Company’s past practices except to the extent same is prohibited by the Note.

(i) The Company will, whenever the Company acquires or otherwise possesses any significant or material copyrights or any rights or interests therein, provide to the Lenders a list thereof, identified (to the extent applicable) by title, author and Copyright Office registration number and date.

11. Insurance. The Company will maintain with financially sound and reputable insurers insurance with respect to its properties and business against loss and damage by fire and other risks, casualties and contingencies in such manner and to the extent that like properties are customarily so insured by other corporations engaged in the same or similar business similarly situated. In the event of failure by the Company to provide and maintain insurance as herein provided, the Lenders may, at its option, provide such insurance and charge the amount thereof to the Company. Lenders, to the extent applicable to the type of policy, shall be named as a loss payee (“as its interests may appear” or like language); to the extent applicable and Lenders is not so named, such will be done no later than ten days following the Company’s execution hereof. Certificates of insurance naming Lenders as loss payee shall be promptly delivered to Lenders; such certificate shall also state, as to the policies referenced therein, that none of such policies shall be cancelled by the insurer without at least 30 days prior written notice to Lenders.

12. Collateral Protection Expenses; Preservation of Collateral.

(a) Expenses Incurred by Lenders. In its reasonable discretion, the Lenders may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees or, if the Company fails to do so, insurance premiums. The Company agrees to reimburse the Lenders on demand for any and all reasonable expenditures so made. The Lenders shall have no obligation to the Company to make any such expenditures, nor shall the making thereof relieve the Company of any default.

(b) Lenders’ Obligations and Duties. Anything herein to the contrary notwithstanding, the Company shall remain liable for its obligations under each contract or agreement included in the Collateral. The Lenders shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Lenders of any payment relating to any of the Collateral, nor shall the Lenders be obligated in any manner to perform any of the obligations of the Company under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Lenders in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Lenders or to which the Lenders may be entitled at any time or times. The Lenders’ sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the NYUCC of the State or otherwise, shall be to deal with such Collateral in the same manner as the Lenders deals with similar property for its own account.

13. Notification to Account Debtors and Other Persons Obligated on Collateral. Whenever an Event of Default exists which has not been waived and only during the continuation of such Event of Default, the Company shall, at the request of the Lenders, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Lenders in any Account, Chattel Paper, General Intangible, Instrument or other Collateral and that payment thereof is to be made directly to the Lenders or to any financial institution designated by the Lenders as the Lenders’ agent therefor, and the Lenders may itself, whenever an Event of Default exists , without notice to or demand upon the Company, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Company shall hold as trustee for the Lenders any Proceeds of collection of Accounts, Chattel Paper, General Intangibles, Instruments and other Collateral received by the Company without commingling the same with other funds of the Company and shall turn the same over to the Lenders in the identical form received, together with any necessary endorsements or assignments. The Lenders, at its option, shall apply the Proceeds of collection of Accounts, Chattel Paper, General Intangibles, Instruments and other Collateral received by the Lenders to the Secured Obligations, such Proceeds to be immediately entered after final payment in cash or other immediately available funds of the items giving rise to them, or hold such Proceeds as collateral for the Secured Obligations.

14. Power of Attorney.

(a) Appointment and Powers of Lenders. The Company hereby irrevocably constitutes and appoints the Lenders and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Company or in the Lenders’ own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following:

(i) whenever an Event of Default exists which has not been waived and only during the continuation of such Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the NYUCC and as fully and completely as though the Lenders were the absolute owner thereof for all purposes, and to do at the Company’s expense, at any time, or from time to time, all acts and things which the Lenders deems necessary to protect, preserve or realize upon the Collateral and the Lenders’ security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Company might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, and (ii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(ii) to the extent that the Company’s authorization given in Section 3 is not sufficient, to file such Financing Statements with respect hereto, with or without the Company’s signature, or a photocopy of this Agreement in substitution for a Financing Statement, as the Lenders may deem appropriate and to execute in the Company’s name such Financing Statements and amendments thereto and continuation statements which may require the Company’s signature.

(b) Ratification by Company. To the extent permitted by law, the Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Agreement. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) No Duty on Lenders. The powers conferred on the Lenders hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lenders shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act, except for the Lenders’ own gross negligence or willful misconduct.

15. Remedies. Whenever an Event of Default exists, the Lenders may, without notice to or demand upon the Company, declare this Agreement to be in default, and the Lenders shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the NYUCC or of any other jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Lenders may, so far as the Company can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Lenders may in its discretion require the Company to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Company’s principal office(s) or at such other locations as the Lenders may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lenders shall give to the Company at least five Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Company hereby acknowledges that five Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Company waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Lenders’ rights hereunder, including, without limitation, the Lenders’ right following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto.

16. Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Lenders to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for the Lenders (a) to incur or fail to incur expenses reasonably deemed necessary by the Lenders to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or (if not required by other law) to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Company, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire or fail to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Lenders a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lenders, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lenders in the collection or disposition of any of the Collateral. The Company acknowledges that the purpose of this Section 16 is to provide non-exhaustive indications of what actions or omissions by the Lenders would not be commercially unreasonable in the Lenders’ exercise of remedies against the Collateral and that other actions or omissions by the Lenders shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 16. Without limitation upon the foregoing, nothing contained in this Section 16 shall be construed to grant any rights to the Company or to impose any duties on the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 16.

17. No Waiver by Lenders, etc. The Lenders shall not be deemed to have waived any of its rights upon or under the Secured Obligations or the Collateral unless such waiver shall be in writing and signed by the Lenders and any other person or entity required by the Note to sign such waiver. No delay or omission on the part of the Lenders in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Lenders with respect to the Secured Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Lenders deems expedient.

18. Suretyship Waivers by Company. The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Lenders may reasonably deem advisable. The Lenders shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 12(b). The Company further waives any and all other suretyship defenses.

19. Marshalling. The Lenders shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Lenders’ rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

20. Proceeds of Dispositions; Expenses. The Company shall pay to the Lenders on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lenders in protecting, preserving or enforcing the Lenders’ rights under or in respect of any of the Secured Obligations or any of the Collateral, or otherwise in connection with this Agreement. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Secured Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Secured Obligations in such order or preference as the Lenders may determine or held by it as otherwise provided in the Note, proper allowance and provision being made for any Secured Obligations not then due. Upon the final payment and satisfaction in full of all of the Secured Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC or other applicable law, any excess shall be returned to the Company, and the Company shall remain liable for any deficiency in the payment of the Secured Obligations.

21. Overdue Amounts. Until paid, all amounts due and payable by the Company hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest (to the fullest extent permitted by applicable law) at the rate of eighteen percent (18%) per annum.

22. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, except to the extent that matters of title or procedural issues of foreclosure are required to be governed by the laws of the state in which the Collateral, or part thereof, is located.

23. Jurisdiction. The Company hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE LENDERS MAY ELECT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE COMPANY ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, unless waived by the Lenders in writing, with respect to any action or proceeding brought by the Company against the Lenders, and further consents (to the extent permitted by applicable law) to the service of process in any such action or proceeding being made upon the Company by mail at the address stated alongside its name on the signature page hereof or at such other address as the Lenders are notified of in accordance with Section 24(g) hereof. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. Nothing herein shall limit the right of the Lenders to bring proceedings against the Company in the courts of any other jurisdiction. The Company covenants that it is and will remain subject to service of process in the State of New York so long as any of the Secured Obligations is outstanding. Nothing herein shall affect the right of the Lenders to serve process in any other manner permitted by law.

24. Miscellaneous.

(a) No Waiver. No delay on the part of the Lenders in exercising any of its rights, remedies, powers and privileges hereunder or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Company and the Lenders. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

(b) Binding Effect. The obligations of the Company hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Company; (ii) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any of the other Transaction Documents, any other agreement executed in connection with any of the foregoing whereby the Company has granted any Lien to the Lenders or any other agreement executed in connection with any of the foregoing, the Secured Obligations or any security for any of the Secured Obligations; or (iii) any amendment to or modification of any of the foregoing; whether or not the Company shall have notice or knowledge of any of the foregoing. The rights and remedies of the Lenders herein provided are cumulative and not exclusive of any rights or remedies which the Lenders would otherwise have.

(c) No Violation. All rights, remedies and powers provided by this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and the provisions hereof are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(d) No Obligation of Lenders. It is expressly agreed, anything herein, in the Transaction Documents or in any other agreement or instrument executed by the Company in connection with any of the Transaction Documents to the contrary notwithstanding, that the Company shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Lenders shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Lenders be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any or in respect of any Collateral.

(e) Successors. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Lenders and their respective successors and assigns, except that the Company may not transfer or assign any of its obligations, rights or interest hereunder without the prior written consent of the Lenders and any such purported assignment by the Company shall be void. All agreements, representations and warranties made herein shall survive the execution, delivery and performance of this Agreement.

(f) Headings; Amendments. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. No provision of this Agreement shall be waived, amended or supplemented except by a written instrument executed by the Company and the Lenders.

(g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h) Notices. Any notice or demand upon the Company pursuant to this Agreement or any other Transaction Document shall be deemed to have been sufficiently given or served for all purposes thereof when mailed, postage prepaid, by registered or certified mail, return receipt requested, or when telegraphed, telecopied, telexed or sent by messenger or by Federal Express (or similar overnight express or courier service), to the Company at its address set forth below or at such other address as the Company may designate in a writing delivered to the Lenders, provided that in the case where the Lenders are required to give only five days’ notice of a proposed sale of the Collateral such notice shall not be deemed given until delivered to the chief executive office of the Company (or the latest such chief executive office of which the Lenders have been notified in accordance with the provisions hereof). All notices to the Lenders under this Agreement shall be deemed to have been given when delivered by mail, telegraph, telecopy, telex, messenger or Federal Express (or similar overnight express or courier service) to the Lenders at their respective addresses set forth below or at such other address as the Lenders may designate in a writing delivered to the Company.

(i) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

25. Waiver of Jury Trial. EACH OF THE COMPANY AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE LENDERS, THE COMPANY OR ANY OTHER PERSON. Except as prohibited by law, the Company waives any other right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

26 Term of Agreement This Agreement and the security interests granted pursuant to this Agreement shall terminate on the date on which all payments under the Debentures have been indefeasibly paid in full or the Secured Obligations have otherwise been satisfied in full and the Lenders shall immediately return any and all Collateral of the Company’s that it has received pursuant to this Agreement to the Company and shall take such other actions to return ownership of such Collateral to the Company as may be necessary.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date first above written.

CONVERTED ORGANICS, INC. By:

Name:
Title:
Address:
Accepted:
PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD. By: Name:
Title:
Address:
PROFESSIONAL TRADERS FUND, LTD. By: Name:
Title:
Address:
HIGH CAPITAL FUNDING, LLC. By: Name:
Title:
Address: